Exhibit 99.1
          Date:

                    Feb. 22, 1996

          Contact:

                    Ben Rubendall
                    815-961-7164

          AMCORE FINANCIAL, INC. INCREASES DIVIDEND BY 6.7 PERCENT,
                      ADOPTS NEW SHAREHOLDER RIGHTS PLAN

               Rockford IL - AMCORE Financial, Inc. today announced it has increased its quarterly cash dividend by 6.7 percent, from 15 cents per share to 16 cents per share. The company also announced the adoption of a new shareholder rights plan to replace an existing plan that expires on Feb. 27, 1996.

               The increased dividend will be payable on March 13, 1996, to shareholders of record on March 6, 1996.

               Regarding the shareholder rights plan, the AMCORE
          Financial, Inc. board of directors on Feb. 21, 1996, voted to extend the benefits afforded by AMCORE's existing shareholder rights plan by adopting a new rights plan.

               "We feel that these actions address two shareholder issues," said Robert J. Meuleman, president and chief executive officer of AMCORE Financial, Inc. "First, the increase in our dividend rate allows shareholders to benefit from the company's increased earnings in the second half of 1995 and to share in the performance we expect for 1996. Second, our new shareholder rights plan continues our policy of ensuring that all shareholders will receive fair treatment."

               Pursuant to a new rights agreement between AMCORE Financial, Inc., and Firstar Trust Company, as Rights Agent, one right will be issued for each outstanding share of common stock of AMCORE upon the expiration of AMCORE's existing rights on Feb, 27, 1996.

               Each of the new rights will entitle the registered holder to purchase from AMCORE one share of AMCORE common stock, par value $.33 per share, at a price of $70 per share. The rights, however, will not become exercisable unless and until, among other things, any person acquires 15 percent or more of the outstanding common stock or the board of directors declares a holder of 10 percent or more of the outstanding common stock to be an "adverse person."

               Upon either such event, the rights will become exercisable for common stock of AMCORE having a market value at such time equal to twice the exercise price of a right. The new rights are redeemable under certain circumstances at $.01 per Right and will expire, unless earlier redeemed, on Feb. 27, 2006.

               "The new rights plan, like the existing rights plan, is intended to promote continuity and stability, deter coercive or partial offers, which will not provide fair value to all shareholders, and enhance the board of directors' ability to represent all shareholders and thereby maximize shareholder values," Meuleman said.

               AMCORE Financial, Inc. is a northern Illinois-based bank holding company with assets of approximately $2.4 billion. Its holdings include eight subsidiary banks operating in 37 locations.

               The company also has seven primary financial service subsidiaries: a trust company, a mortgage company, a full-service broker-dealer, a capital management company, a collection agency, a consumer finance company, and an insurance company. AMCORE common stock is listed on NASDAQ under the symbol "AMFI".

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